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                                                                    EXHIBIT 99.2




Contact:  Gary N. Patten
          Chief Financial Officer
          714/921-2640

          Roger S. Pondel
          Pondel Parsons & Wilkinson
          310/207-9300



                  Unit Instruments Announces Merger Agreement


YORBA LINDA, CA - July 2, 1998 -- Unit Instruments, Inc. (Nasdaq: UNII) announced today that it has signed a definitive agreement under which it will merge with a wholly-owned subsidiary of United States Filter Corporation (NYSE:
USF).

     Under the agreement, shareholders of Unit Instruments will receive $12.62 in U.S. Filter common stock for each share of Unit common stock. The exchange ratio is subject to adjustment. The number of shares of U.S. Filter stock to be issued in the merger will be based on the average closing price of U.S. Filter stock over a 20-day period ending five days prior to the closing date. If the average stock price is above $27.00, the average price will be used as the U.S. Filter stock valuation. If the average price falls below $27.00, U.S. Filter stock will be valued at $27.00. Unit may elect to terminate the merger agreement if U.S. Filter's stock price averages below $24.00 per share. The transaction is expected to be accounted for as a tax-free reorganization.

     The closing of the merger is subject to certain conditions, including
(among others) satisfactory completion by U.S. Filter of the due diligence during the 30-day period following the date of the agreement, expiration of the Hart-Scott-Rodino waiting period, and approval by Unit shareholders. The transaction is expected to close in September, 1998. Following the
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merger, Unit will become a wholly-owned subsidiary within U.S. Filter's Kinetics
Group ("USF Kinetics").

     Unit Instruments is a leading manufacturer of mass flow controllers and high-purity integrated gas panels, devices used to precisely measure and deliver critical gas flow in semiconductor manufacturing processes. The company's products sell worldwide, both to original equipment manufacturers and semiconductor end users. Applied Materials and Lam Research accounted for approximately 22% and 7% of sales, respectively, during fiscal 1998. The company maintains support and service centers throughout North America, Europe, and the Pacific Rim. USF Kinetics, acquired earlier this year by U.S. Filter, is a leading designer, manufacturer, and installer of critical high-purity process systems used in semiconductor, biotech, and pharmaceutical manufacturing.

     "The combination of Unit and USF Kinetics creates the opportunity to offer the semiconductor industry an integrated gas delivery solution that meets next-generation manufacturing requirements, while reducing the overall cost of owning a semiconductor fabrication facility," said Michael J. Doyle, president and chief executive officer of Unit Instruments. "By uniting these companies, we expect to have the resources and technology to bring new solutions to both the semiconductor equipment market and the manufacturers of integrated circuits. In addition, USF Kinetics' and Unit's combined network of facilities enables the combined company to offer enhanced service capability worldwide," concluded Doyle.

     "We are absolutely delighted to announce this merger," said David Shimmon, president and chief operating officer of USF Kinetics. "The addition of Unit Instruments complements our strategy of developing integrated products for the high-purity gas delivery market, and will allow us to provide more complete turnkey gas delivery solutions to our customers. Unit represents a significant step toward USF Kinetics' goal of becoming the world's leading provider of high-purity gas delivery systems to the semiconductor wafer fabrication equipment market."

     This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the failure of one or more of the
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conditions of the transaction, the price of U.S. Filter stock during the 20-day average pricing period, business activity levels in both the U.S. and international semiconductor equipment markets, the magnitude and duration of the current industry downturn, the company's dependence on a few large customers, new technology developments and competitive conditions within the company's markets, performance and industry acceptance of the company's products, specifically digital and Safe Delivery Source (SDS(TM)) MFCs, product pricing pressures, performance and profitability under fixed price contracts, expenses for extended product warranty, adequacy of cost reduction programs, the successful commercialization of the Z-Bloc(TM) Modular Gas System, development of a viable industrial sales base, and other challenges from the company's competition. Certain of these and other risks are detailed from time to time in Unit Instruments' filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended May 31, 1997 and its most recent Quarterly Report on Form 10-Q for the quarter ended February 28, 1998. In light of the significant risks and uncertainties inherent in the forward-looking information included herein, there can be no assurance that the results contemplated by such statements will be achieved. The company assumes no obligation to update the information in this release.

     Additional information on Unit Instruments, Inc. is available at http://www.unit.com. The USF Kinetics' web site can be found at http://www.kineticsgroup.com.

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